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Exhibit 99.1

INTEGRATED HEALTHCARE HOLDINGS ANNOUNCES EXECUTIVE APPOINTMENT

SANTA ANA, Calif. - September 12, 2007 - Integrated Healthcare Holdings, Inc. (IHHI (OTCBB: IHCH) announced that Jeremiah R. Kanaly has been appointed to the new position of Chief Accounting Officer and Treasurer.

Kanaly, a California licensed Certified Public Accountant (CPA), came to IHHI with over thirty years of experience in financial management. Most recently, he served as a consultant with Resources Global and as Chief Financial Officer of Saleen, Inc. Previously, Kanaly was a partner with KPMG LLP and CFO of four companies ranging in size from a start-up to two with revenues over $1.3 billion. Kanaly's strong financial management background combined with his knowledge of public company requirements makes him a strong addition to IHHI's corporate team.

Steve Blake, Chief Financial Officer of IHHI, stated, "We are extremely pleased to welcome Jerry to our management team and look forward to capitalizing on his experience with startup companies and public reporting"

About Integrated Healthcare Holdings, Inc.

IHHI is a hospital management company created to provide high-quality healthcare services through the acquisition and management of financially distressed or poorly performing healthcare facilities. In March 2005 IHHI acquired from Tenet Healthcare Corp. four facilities representing approximately 12% of the hospital beds in Orange County, California. Management's focus is on reducing overhead, improving relationships with insurance companies and HMOs, and enhancing financial and operating procedures, notably reduction of bad debt and collection of accounts receivable and government reimbursements.

This press release contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or projected. Statements in this press release regarding the business of Integrated Healthcare Holdings, Inc., which are not historical in nature, are "forward-looking statements" that involve risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those anticipated, estimated, or projected in the forward-looking statements due to risks and uncertainties, including those discussed in our Annual Report on Form 10-KSB under the caption "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. IHHI assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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